As filed with the Securities and Exchange Commission on August 29, 2017

Form S-8 Registration No. 333-212671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8

Registration No. 333-212671

UNDER

THE SECURITIES ACT OF 1933

PATHEON N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	98-1153534
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Evert van de Beekstraat 104

1118, CN, Amsterdam Schiphol

The Netherlands

+31 (0)20 622 3243

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Patheon N.V. 2016 Omnibus Incentive Plan

(Full title of the plan)

Anthony H. Smith

Executive Director

Patheon N.V.

Evert van de Beekstraat 104

1118, CN, Amsterdam Schiphol

The Netherlands

+31 (0)20 622 3243

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-212671 on Form S-8, filed with the Securities and Exchange Commission on July 25, 2016 (the “Registration Statement”) by Patheon N.V. (the “Registrant”).

On August 29, 2017, Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), and Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of Thermo Fisher (“Purchaser”) completed the initial tender offer for all of the outstanding ordinary shares of the Registrant and acquired approximately 95.3% of the outstanding ordinary shares of the Registrant (the “Closing”), pursuant to that certain Purchase Agreement, dated as of May 15, 2017, by and between, Thermo Fisher, Purchaser and the Registrant.

In connection with the Closing, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.  Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all of the Registrant’s ordinary shares registered under the Registration Statement that remain unsold as of the date hereof, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on August 29, 2017.

PATHEON N.V.

By:	/s/ Anthony H. Smith
Name: Anthony H. Smith
Title: Executive Director

*              Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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